Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

PAM R. ROLLINS ELECTED TO THE ROLLINS, INC.

BOARD OF DIRECTORS

ATLANTA, GEORGIA, January 27, 2015: R. Randall Rollins, Chairman of the Board of Directors of Rollins Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced the election of Pam R. Rollins, as a new Director of the Company.

Pam R. Rollins holds a B.A. Degree from Stephens College with a major in Family Community Studies. She is a Board Member for Young Harris College, National Monuments Foundation and the O. Wayne Rollins Foundation. She is also a former Board Member of The Lovett School and an Emeritus Board Member of the Schenck School. Ms. Rollins is the granddaughter of the founder of Rollins Inc. and daughter of the Chairman of the Company.

Mr. Rollins stated, “Pam Rollins brings a distinct interest in a wide range of matters regarding social responsibility, making her a valuable component for a well-rounded Board. We look forward to her contributions to our Board in the years ahead.”

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.